Exhibit 5.1

One Financial Center Boston, MA 02111 617 542 6000 mintz.com

May 26, 2021

NeuroMetrix, Inc.
4b Gill Street
Woburn, Massachusetts 01801

Ladies and Gentlemen:

    We have acted as legal counsel to NeuroMetrix, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 500,000 shares (the “Plan Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) that may be issued pursuant to the Company’s Twelfth Amended and Restated 2004 Stock Option and Incentive Plan (the “Stock Plan”) and 152,500 shares (the “ESPP Shares” and together with the Plan Shares, the “Shares”) of Common Stock that may be issued pursuant to the Company’s Fifth Amended and Restated 2010 Employee Stock Purchase Plan (the “2010 ESPP” and together with the Stock Plan, the “Plans”), and the associated rights to purchase Preferred Stock (the “Rights”) issuable pursuant to the Shareholder Rights Agreement, dated as of March 7, 2007, as amended, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”). Each Share has an attached Right to purchase a fraction of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, which Rights are not currently exercisable, on the terms set forth in the Rights Agreement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

    In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, the Rights Agreement and Amended and Restated Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

    In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plans.

    With respect to our opinion regarding the nature of the Rights as binding obligations of the Company, we (i) express no opinion as to the determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to the Rights at some future time based on the facts and circumstances existing at that time; (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement;
May 26, 2021

and (iii) have addressed the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

    Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares or the Rights under the securities or blue sky laws of any state or any foreign jurisdiction.

    Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

    Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable and (ii) the Rights, when the Shares are issued and delivered in accordance with the terms of the Plans, will constitute binding obligations of the Company.

    We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.